Exhibit 19.1

INSIDER TRADING POLICY

March 24, 2023

Policy Information

Document Title:	Insider Trading Policy
Content Owner:	Chief Legal and Ethics Officer (CLEO)
Certification of Compliance Contact:	Completed through Code of Ethics certification
Policy Category:	FHLBank Policy
FHLBank-Level Approver:	President and CEO
Board-Level Approver:	Full Board (Housing & Governance)
Review Frequency:	Annually
Initial Effective Date:	06/24/2005
Last President Approval Date:	02/22/2024
Next Review Date:	03/2025

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Introduction
This Insider Trading Policy (Policy) has been established both to satisfy the Federal Home Loan Bank of Topeka’s (FHLBank’s) obligation to prevent insider trading and to help FHLBank personnel avoid the severe consequences associated with violations of insider trading laws. FHLBank is also adopting this Policy to avoid even the appearance of improper conduct on the part of anyone employed by or associated with FHLBank (not just so-called insiders).
Purpose
Federal securities laws make it illegal for any director, officer or employee of FHLBank to buy or sell FHLBank’s securities (i.e., FHLBank’s capital stock as well as consolidated obligations issued by the FHLBank System) at a time when that person possesses material non‑public information relating to FHLBank. This conduct is known as “insider trading.” Passing such material non-public information on to someone else who then buys or sells securities on the basis of that information (known as “tipping”) is also illegal. These prohibitions apply to the purchase and sale (i.e., redemption) of FHLBank’s capital stock (except shares bought by members of FHLBank represented by a director in the ordinary course of business to support a valid business activity with FHLBank), the debt securities issued by the FHLBank System, and any other securities issued by FHLBank. The prohibitions also apply to the purchase or sale of the securities of FHLBank's member institutions or of other companies if the person trading learns material non-public information in the course of their duties with FHLBank that may affect the value of those securities.
Scope
This Policy applies to all directors, officers and employees of FHLBank who may possess material non-public information relating to FHLBank, FHLBank members or certain other institutions with which FHLBank does business.
FHLBank Policy on Insider Trading
A.Prohibition. FHLBank prohibits any director, officer, employee or person or entity related to such individuals from:
1.Buying or selling securities of the FHLBank System, or any securities of FHLBank (other than FHLBank capital stock bought by a member institution in the ordinary course of business to support a valid business activity of such member with FHLBank where a director serves as an officer or director of the institution), while aware of material non-public information or engaging in any other securities-trading action to take advantage of material non-public information,
2.Communicating material non-public information to other persons, outside FHLBank or within FHLBank, who then buy or sell securities on the basis of that information and who have no legitimate FHLBank-related reason to know the information (this prohibition also applies to information obtained in the course of employment relating to any member institution, counterparty, vendor, or other company), and/or
3.Engaging in any securities transaction that has the appearance of impropriety.
Transactions that may be motivated by or justified on independent reasons (such as the need to raise money for an emergency expenditure) are no exception to the prohibition. Even the appearance of an improper transaction must be avoided to preserve FHLBank’s reputation for adhering to the highest standards of conduct.

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B.Material Non-public Information Defined.
All information that you learn in the course of your association with FHLBank about FHLBank or about other entities with which FHLBank has a significant relationship, including other FHLBanks, is potentially inside information (material non-public information) until an authorized person of FHLBank publicly discloses it on behalf of FHLBank or it is publicly disclosed by such other entity.
Material Information. Material information is any information that a reasonable investor is likely to consider important in a decision to buy, hold or sell a security or information that is reasonably certain to have a substantial effect on the price of a company's securities (e.g. consolidated obligations).
Examples. Common examples of information that will frequently be regarded as material include, but are not limited to:
◦unpublished financial results;
◦non-public projections of future earnings or losses;
◦news of a significant sale of assets;
◦changes in dividend policies;
◦changes in management, key personnel or employee turnover;
◦significant changes in compensation policy;
◦significant events regarding another FHLBank or the Office of Finance;
◦significant new products;
◦impending financial liquidity problems;
◦significant legal exposure due to actual, pending or threatened litigation;
◦changes in FHLBank’s auditors;
◦the gain or loss of a substantial member or counterparty; or
◦bankruptcy, corporate restructuring or receivership.
Either positive or negative information may be material.
Nonpublic Information. Information is "nonpublic" unless it has been effectively communicated to the marketplace and becomes generally public. Information you learn in connection with your employment or the services you render to FHLBank about the business or plans of FHLBank, or of another company such as a member institution, should be considered nonpublic if it is not yet in general circulation.
C.    Twenty-Twenty Hindsight.
Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight. Ask yourself the following questions when you believe you may have material non-public information before making investment decisions in FHLBank capital stock (i.e., a member institution where a director serves as an officer or director), trading in FHLBank debt securities or in other securities:
1.Is the information non-public? Has it reached the marketplace through the appropriate channels of communication?
2.Is the information material? Would an investor consider the information important in making their investment decisions? Could the information affect the market price of the subject securities if disclosed?
When in doubt about the answers to these questions, consult with FHLBank's CLEO prior to engaging in securities transactions.

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D.    Transactions By a Director’s Institution.
The prohibition set forth in paragraph A. above applies to member institution(s) where a director serves as an officer or director. Directors should not discuss material non-public information with the individuals at their institution(s) who make decisions or execute transactions involving either the capital stock of FHLBank, FHLBank System debt securities, or the securities of other member institutions. Directors are responsible for the compliance of their member institution(s).
E.    Transactions By Family Members.
Although family members cannot own FHLBank capital stock, they can own FHLBank System debt securities. The prohibition set forth in paragraph A. above applies to your family members who reside with you and others living in your household, as well as any family members who do not live in your household but whose transactions in FHLBank debt securities are directed by you or are subject to your influence or control. Directors, officers, and employees are expected to be responsible for the compliance of their immediate family members and others in their personal households. Directors, officers and employees must not discuss material non-public information with family or household members. To avoid the appearance of impropriety, during times when directors, officers and employees are in possession of material non-public information, family and household members should be prevented from trading without revealing the information you possess.
F.    Disclosing Information to Others.
Inside information about FHLBank is proprietary to FHLBank. You must not disclose material non-public information to others (including other persons within FHLBank, family members, friends or employees of a director’s member institution) unless the person has a need to know the information for legitimate FHLBank-related reasons. You must also not discuss such information in public places where it can be overheard, such as elevators, restaurants, taxis or ride shares and airplanes.
A director, officer or employee who improperly reveals material non-public information to another person can be held liable for the trading activities of their “tippee” and any other person with whom the tippee shares the information. The above penalties apply whether you benefit financially from such trades and whether you knew or intended that another person would trade FHLBank capital stock or FHLBank debt securities on the basis of the information revealed. In order to avoid even the appearance of impropriety, it is recommended that directors, officers and employees refrain from providing advice or making recommendations regarding the purchase or sale of FHLBank’s stock (other than advice regarding FHLBank products which leads to purchases in the ordinary course of business to support a valid business activity with FHLBank) or FHLBank System debt securities, regardless of whether you are then in possession of material non-public information.
Additionally, if material non-public information is selectively disclosed to certain persons, even if the disclosure is inadvertent, then the securities laws may obligate FHLBank to make the information public. You should promptly advise the CLEO of any potentially impermissible disclosures so FHLBank can evaluate whether it must make the disclosure public in accordance with its Policy on Fair Disclosure.
G.    Trading in Securities of Members.
The penalties for insider trading and the restrictions set forth in this Policy apply equally to material non-public information concerning member institutions. FHLBank is routinely in possession of non-public information related to its member institutions. Officers and employees are prohibited from trading in the securities of member institutions. Member directors and their member institutions must refrain from trading securities of a member institution while the director is in possession of material non-public

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information concerning it that was received resulting from the director’s role as a director of FHLBank, and the director must not disclose such information to others unless the person has a need to know the information for legitimate, FHLBank-related reasons. Furthermore, all directors shall refrain from trading on non-public information.
H.    Trading in Securities of Vendors and Counterparties.
The penalties for insider trading and the restrictions set forth in this Policy apply equally to material non-public information concerning vendors, counterparties, and other companies with which FHLBank has business dealings obtained through your employment or the services you render to FHLBank. Directors, officers and employees must refrain from trading securities of another company while in possession of such material non-public information concerning it and must not disclose such information to others unless the person has a need to know the information for legitimate, FHLBank-related reasons.
I.When Information Is Public.
If you are in possession of material information which has not previously been made public, it is also improper for you to enter a trade (other than purchases in the ordinary course of business to support a valid business activity with FHLBank) immediately after FHLBank has made a public announcement of the information. Before entering into a trade, FHLBank’s shareholders and the investing public must be afforded sufficient time to receive the information and act upon it. Although the amount of time you must wait varies with the type and complexity of the information released, a good general rule is to wait until the second business day following FHLBank’s public release of the information before engaging in a trade.
Trading Blackout
To help prevent inadvertent violations of the securities laws and this Policy and in order to avoid even the appearance of improper trading, it is the policy of FHLBank that no member institution associated with a member director may request the repurchase of any excess shares of FHLBank’s common stock:
1.During the period beginning upon the earlier of (a) two (2) weeks prior to the end of FHLBank’s quarter, or (b) one (1) week prior to the expected distribution of regular quarterly board meeting materials, and ending after the second full business day following FHLBank’s issuance of its quarterly earnings release, or
2.During an event-specific blackout period otherwise periodically established by FHLBank.
An event-specific blackout period will be established from time to time by the CLEO when material non-public information is shared with the board and will stay in effect until the second day following the date that information giving rise to the event-specific blackout period is made public or until otherwise determined by the CLEO. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. In addition, any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The CLEO shall retain a list of the reasons for, and dates of, any event-specific blackout periods.
The Consequences
The consequences of insider trading violations can be severe:
For individuals who trade on inside information (or disclose inside information to others who trade):
•Disgorgement of any profit gained or loss avoided;
•A civil penalty (in addition to disgorgement) of up to three times the profit gained or loss avoided;
•A criminal fine (no matter how small the profit) of up to $1 million; and
•A prison term of up to ten years.

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For FHLBank (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal insider trading:
•A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and
•A criminal penalty of up to $2.5 million.
For a director, officer or employee who violates this Policy, FHLBank-imposed sanctions, including dismissal for cause or, if you are a director, removal from the board, could result.
Any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and possibly cause irreparable damage to one’s career.
Certification
By completing the annual certification of the Code of Ethics, a director, officer or employee will certify they understand and will comply with this Policy and they have complied with this Policy during the preceding year. The certifications shall be reviewed by FHLBank’s CLEO and the results of this review shall be reported to the Audit committee of the board if any violations are discovered.
FHLBank Assistance
Any person who has any questions about specific transactions or general questions about this Policy may obtain additional guidance from FHLBank’s CLEO. Remember, however, the ultimate responsibility for adhering to the Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment.
Policy Review
This Policy shall be reviewed annually and revised as needed by the CLEO. Following such review, the Policy shall be submitted for review by the Executive Team and approval by the President and CEO. In the event of any revisions to the Policy, such revisions shall be submitted for review and approval by the Housing and Governance committee and the board.